Exhibit 1.4

EXECUTION VERSION
Platinum Underwriters Holdings, Ltd.
6.00% Series A Mandatory Convertible Preferred Shares
(par value $.01 per share)

Jurisdiction Agreement
November 30, 2005
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
As Representatives of the several Underwriters
named in the Underwriting Agreement,
4 World Financial Center, 25th Floor

New York, New York 10281-1209
Ladies and Gentlemen:
     Reference is hereby made to that certain Underwriting Agreement, dated as of the date hereof (the “Underwriting Agreement”), between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and the Underwriters named in Schedule I of the Underwriting Agreement (the “Underwriters”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.
     The Company irrevocably (i) agrees that any legal suit, action or proceeding against the Company brought by the Underwriters or by any person who controls the Underwriters within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (a “Control Person”) arising out of or based on the Underwriting Agreement or the transactions contemplated thereby may be instituted in any United States Federal or State court in the Borough of Manhattan, the City of New York, the State of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, (iii) waives, to the fullest extent it may effectively do so, any objection based on the absence of a necessary or indispensable party in any such proceeding, and (iv) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on the Underwriting Agreement or the transactions contemplated thereby which is instituted in any New York Court. To the fullest extent permitted by law, the Company hereby waives any objection to the enforcement by any competent foreign court of any judgment validly obtained in any such proceeding. The Company designates and appoints CT Corporation System in New York City as its authorized agent (the

“Authorized Agent”) upon which process may be served in any such action arising out of or based on the Underwriting Agreement or the transactions contemplated thereby which may be instituted in any New York Court by the Underwriters or by any Control Person, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable on the part of the Company. The Company does not make any representation as to the revocability of such appointment by the Authorized Agent. The Company represents and warrants that its Authorized Agent has agreed to act as such agent for service of process and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service of process to the Company shall be deemed, in every respect, effective service of process upon the Company.
     This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters and the Company, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from the Underwriters shall be deemed a successor or assign by reason merely of such purchase.
     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.
     The provisions of this Agreement shall survive any termination of the Underwriting Agreement, in whole or in part.
     This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Underwriters and the Company.

Very truly yours,

Platinum Underwriters Holdings, Ltd.

By: /s/ Justin G. Cressall
Name: Justin G. Cressall
Title: Senior Vice President and Corporate
Treasurer
[Preferred Shares Jurisdiction Agreement]

Accepted as of the date hereof:
MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                    INCORPORATED
BY: MERRILL LYNCH, PIERCE, FENNER & SMITH
                              INCORPORATED
By: /s/ Paul Brown
     Name: Paul Brown
     Title: Director
For themselves and the other several
Underwriters named in the Underwriting Agreement
[Preferred Shares Jurisdiction Agreement]